EXHIBIT 99.1

Royal Gold Provides Update on Potential Acquisition of Royalties on the Serrote and Santa Rita Mines

DENVER, COLORADO. AUGUST 10, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that ACG Acquisition Company Ltd. (“ACG”) provided an update that (i) ACG continues to discuss potential improvements to its transaction structure with its anchor investors and Appian Capital Advisory LLP (“Appian”); (ii) ACG has not, however, reached agreement with the respective parties at this time; and (iii) if no agreement is reached, ACG’s acquisition of the entities owning the Serrote and Santa Rita mines will not complete. In addition, ACG noted that the long-stop date to ACG’s acquisition is August 18, 2023, after which either of ACG or Appian may terminate the acquisition agreement (unless the long-stop date is extended by mutual agreement). Royal Gold will provide an update as and when appropriate.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 40 producing mines and 20 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

This announcement is not an offer for sale of securities in the United States or in any other jurisdiction. No securities of ACG have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state or other jurisdiction of the United States, and may not be offered, sold, resold, pledged, delivered, assigned or otherwise transferred, directly or indirectly, within the United States except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There has not been and will be no public offering of the securities of ACG in the United States.